Exhibit E

VOTING SUPPORT AGREEMENT

This Voting Support Agreement (this “Agreement”), dated as of May 14, 2025, is entered into by and among NV5 Global, Inc., a Delaware corporation (“NV5”), and the undersigned party listed under “Supporting Stockholder” on the signature pages hereto (the “Supporting Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Acuren Corporation, a Delaware corporation (“Acuren”), Ryder Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acuren (“Merger Sub I”), Ryder Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acuren (“Merger Sub II”), and NV5 are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into NV5 (the “First Merger”), with NV5 continuing as the Initial Surviving Corporation in the First Merger, and (ii) thereafter, the Initial Surviving Corporation will merge with and into Merger Sub II (together with the First Merger, the “Mergers”), with Merger Sub II continuing as the Final Surviving Corporation in the Mergers;

WHEREAS, as of the date hereof, the Supporting Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and/or vote, 19,877,500 shares of Acuren Common Stock (Supporting Stockholder’s “Owned Shares”; such Owned Shares and any additional Acuren Common Stock (or other Equity Securities convertible into or exercisable or exchangeable for Acuren Common Stock) in which Supporting Stockholder acquires record or beneficial ownership after the date hereof (including, without limitation, by purchase, as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such securities, or upon exercise or conversion of any securities) as provided herein, Supporting Stockholder’s “Covered Shares”;

WHEREAS, as a condition and inducement to NV5’s willingness to enter into the Merger Agreement, the Supporting Stockholder is entering into this Agreement with NV5;

WHEREAS, the terms, execution, delivery and performance of this Agreement by NV5 and the Supporting Stockholder has been authorized, adopted and approved by the Acuren Board prior to the date hereof; and

WHEREAS, the Supporting Stockholder acknowledges that NV5 is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Stockholder set forth in this Agreement, and that NV5 would not otherwise have entered into the Merger Agreement if any of the Supporting Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, NV5 and the Supporting Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Subject to the earlier termination of this Agreement in accordance with Section 3, the Supporting Stockholder, in his, her or its capacity as an Acuren Stockholder, irrevocably and unconditionally agrees that, at the Acuren Stockholders Meeting or any other meeting of the Acuren Stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof), and in any action by written consent of the Acuren Stockholders, Supporting Stockholder shall, and shall cause any nominee and other holder of record of any of Supporting Stockholder’s Covered Shares to:

(i)   when any such meeting is held, appear at such meeting or otherwise cause all of Supporting Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and when action by written consent of the Acuren Stockholders is proposed, respond to any such request for written consent;

(ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of Supporting Stockholder’s Covered Shares owned as of the record date for such meeting (or such written consent) in favor of the Acuren Stock Issuance (the “Transactions”); and

(iii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of Supporting Stockholder’s Covered Shares owned as of the record date for such meeting (or such written consent) against the approval or adoption of any Acuren Alternative Acquisition Proposal or other proposal made in opposition to, or in competition with, the Transactions and any other action that would reasonably be expected to prevent, materially delay or impede, postpone or adversely affect any of the Transactions or restrict, limit or interfere with, or prohibit or prevent Supporting Stockholder from performing or satisfying its obligations pursuant to this Agreement or the transactions contemplated hereby.

For the avoidance of doubt, except as expressly set forth in this Section 1(a), Supporting Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of Acuren.

(b) The Supporting Stockholder hereby revokes any and all previous proxies granted with respect to Supporting Stockholder’s Covered Shares.

(c) The obligations of the Supporting Stockholder specified in this Section 1 shall apply whether or not any matters necessary, advisable or reasonably requested by NV5 to consummate the Transactions are recommended by the Acuren Board. Notwithstanding the foregoing, in the event of an Acuren Change of Recommendation made in accordance with the terms of the Merger Agreement, then if the aggregate number of Covered Shares subject to this Agreement and any other voting agreements between NV5 and other stockholders of Acuren relating to the matters set forth in Section 1(a) (the “Other Voting Agreements”) exceeds thirty percent (30%) of the total number of outstanding shares of Acuren Common Stock as of the record date for any meeting at which any matters set forth in Section 1(a) are to be voted on (the “Covered Shares Cap”), then the obligation of the Supporting Stockholder to vote the Covered Shares in accordance with Section 1(a) shall be modified such that (i) the Supporting Stockholder, together with the other stockholders of Acuren party to such Other Voting Agreements, shall only be required to collectively vote an aggregate number of shares of Common Stock equal to the Covered Shares Cap and (ii) notwithstanding any other provision of this Agreement or any Other Voting Agreement, the number of shares of Acuren Common Stock subject to the obligations set forth in Section 1 of this Agreement (and the number of shares of Common Stock subject to the corresponding obligations in each Other Voting Agreement) shall be reduced on a pro rata basis in accordance with the number of votes the Supporting Stockholder and each other such stockholder is entitled to cast in each case only to the extent required to limit the aggregate number of shares of Common Stock subject to such obligations to the Covered Shares Cap as set forth in clause (i) above. The Supporting Stockholder, in his, her or its discretion, shall be entitled to vote all of the Supporting Stockholder’s shares of Acuren Common Stock which are no longer subject to this Agreement as a result of this Section 1(c) in any manner the Supporting Stockholder chooses.

2. No Inconsistent Agreements. Subject to the last sentence of Section 5(a), the Supporting Stockholder hereby covenants and agrees that Supporting Stockholder shall not, at any time prior to the Termination Date (as defined below), (a) enter into any tender or voting agreement or voting trust with respect to any of Supporting Stockholder’s Covered Shares that is inconsistent with Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby, (b) grant a proxy or power of attorney with respect to any of Supporting Stockholder’s Covered Shares that is inconsistent with Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby, or (c) enter into any agreement, arrangement or undertaking or otherwise take any other action with respect to any of Supporting Stockholder’s Covered Shares that is otherwise inconsistent with, or would reasonably be expected to prevent, materially delay or impede, postpone or adversely affect any of the Transactions or restrict, limit or interfere with, or prohibit or prevent Supporting Stockholder from performing or satisfying Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby.

3. Termination. This Agreement shall automatically terminate, without any notice or other action by any parties hereto, and no party hereto shall have any further obligation or liability under this Agreement, upon the date of the earliest to occur of (a) the receipt of approval of the Acuren Stock Issuance, (b) the termination of the Merger Agreement in accordance with its terms, and (c) as mutually agreed upon by NV5 and the Supporting Stockholder (the date of the earliest to occur of clause (a), (b) or (c) being referred to herein as the “Termination Date”); provided, that the provisions of this Section 3, Section 6, Section 7 and Section 10 through Section 24 shall survive any termination of this Agreement (except that Section 6 and Section 7 shall not survive any termination pursuant to clause (b) above); and provided further, that no termination of this Agreement shall relieve any party hereto from liability for any willful breach of, or actual and intentional fraud in connection with, this Agreement prior to such termination.

4. Representations and Warranties of the Supporting Stockholder. The Supporting Stockholder hereby represents and warrants to NV5 as follows:

(a) Supporting Stockholder is the only record and/or beneficial owner of, and has good, valid and marketable title to, all of Supporting Stockholder’s Owned Shares. As of the date hereof, other than Supporting Stockholder’s Owned Shares, Supporting Stockholder does not own beneficially or of record any shares of capital stock of Acuren (or any Equity Securities convertible into or exchangeable or exercisable for shares of capital stock of Acuren).

(b) Supporting Stockholder: (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to Supporting Stockholder’s Covered Shares, except as provided in this Agreement; (ii) has not entered into any tender or voting agreement or voting trust with respect to any of Supporting Stockholder’s Covered Shares that is inconsistent with Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby; (iii) has not granted a proxy or power of attorney with respect to any of Supporting Stockholder’s Covered Shares that is inconsistent with Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby; and (iv) has not entered into any agreement, arrangement or undertaking or otherwise take any other action with respect to any of Supporting Stockholder’s Covered Shares that is otherwise inconsistent with, or would reasonably be expected to prevent, materially delay or impede, postpone or adversely affect any of the Transactions or restrict, limit or interfere with, or prohibit or prevent Supporting Stockholder from performing or satisfying Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby.

(c) Supporting Stockholder: (i) if a legal entity, is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other entity power and authority and has taken all corporate or other entity action necessary to, execute, deliver and perform or comply with its covenants, obligations and agreements under this Agreement and to consummate the transactions contemplated hereby; or (ii) if an individual, has legal competence and capacity to enter into this Agreement and all necessary authority to execute, deliver and perform or comply with his or her covenants, obligations and agreements under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Supporting Stockholder and constitutes a valid and binding agreement of the Supporting Stockholder, enforceable against the Supporting Stockholder in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, Supporting Stockholder’s execution and delivery of this Agreement does not, Supporting Stockholder’s performance of and compliance with its covenants, obligations and agreements under this Agreement will not, and the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) will not, require Supporting Stockholder to make any Filing with or to, or to obtain any Consent of, any Governmental Authority.

(e) Supporting Stockholder’s execution and delivery of this Agreement does not, Supporting Stockholder’s performance of and compliance with its covenants, obligations and agreements under this Agreement will not, and the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) will not, (i) if the Supporting Stockholder is a legal entity, conflict with or violate its Constituent Documents, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4(d), violate any applicable Law or Order or (iii) breach, violate, conflict with, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, vesting, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, constitute a change of control, require notice or consent or approval under, or result in the creation of any Lien on any of Supporting Stockholder’s Covered Shares under, any Contract or Permit to which Supporting Stockholder is a party or by which any of Supporting Stockholder’s Covered Shares or any asset or property of Supporting Stockholder is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or impede, postpone or adversely affect any of the Transactions or restrict, limit or interfere with, or prohibit or prevent Supporting Stockholder from performing or satisfying Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby.

(f) As of the date of this Agreement, there are no Actions pending or, to Supporting Stockholder’s knowledge, threatened against Supporting Stockholder challenging the title or ownership by Supporting Stockholder of the any of Supporting Stockholder’s Owned Shares or the validity of this Agreement or that would reasonably be expected, individually or in the aggregate, to restrict, limit or interfere with, or prohibit or prevent Supporting Stockholder from performing or satisfying Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby.

(g) Supporting Stockholder hereby understands and acknowledges that NV5 is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Supporting Stockholder and the representations, warranties, covenants and other agreements of the Supporting Stockholder contained herein.

(h) Supporting Stockholder has not engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory, broker’s, agent’s, finders’ or other similar fees, commission or charge, and no investment banker, broker, finder or other intermediary is entitled to any fee, commission or charge for which Acuren, NV5 or either Merger Sub is or will have Liability in connection with the transactions contemplated by this Agreement based upon arrangements made by or, to Supporting Stockholder’s knowledge, on behalf of Supporting Stockholder (other than, for the avoidance of doubt, Acuren’s engagement of the Acuren Financial Advisor and NV5’s engagement of Roth Capital Partners and Baird as set forth in the Merger Agreement).

5. Certain Covenants of the Supporting Stockholder. Except in accordance with the terms of this Agreement, the Supporting Stockholder hereby covenants and agrees as follows:

(a) Except as otherwise expressly permitted in the Merger Agreement or this Agreement, prior to the Termination Date, Supporting Stockholder shall not, and Supporting Stockholder shall cause its Affiliates and its and their respective Representatives (as applicable) not to, directly or indirectly: (i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acuren Alternative Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of any Acuren Alternative Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acuren Alternative Acquisition Proposal; (iii) furnish any non-public information regarding the Acuren Entities, or access to their properties, assets or employees, to any Person in connection with or in response to any Acuren Alternative Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acuren Alternative Acquisition Proposal; or (iv) enter into any letter of intent or agreement in principle, or other agreement providing for any Acuren Alternative Acquisition Proposal. Supporting Stockholder shall, and shall cause its Affiliates and its and their respective Representatives (as applicable) to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted theretofore related to any Acuren Alternative Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary provided elsewhere herein, nothing herein shall prohibit Supporting Stockholder or any of its Representatives from participating in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement in connection with any Acuren Alternative Acquisition Proposal in the event Acuren becomes, and only while Acuren is, permitted to take such actions pursuant to Section 5.5(e) (Acuren Non-Solicitation) of the Merger Agreement with respect to such Acuren Alternative Acquisition Proposal.

(b) Prior to the Termination Date, Supporting Stockholder shall not, directly or indirectly: (i) sell, transfer, pledge, encumber, assign, hypothecate, hedge, swap, convert, loan or otherwise dispose of (including by merger (whether by conversion into or exchange for securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract (whether written or oral) with respect to the Transfer of, or otherwise agree to Transfer, any of Supporting Stockholder’s Covered Shares; and (ii) take any action that would make any representation or warranty of Supporting Stockholder contained herein untrue or incorrect or that has the effect of, or would reasonably be expected to, restrict, limit or interfere with, or prohibit or prevent Supporting Stockholder from performing or satisfying Supporting Stockholder’s obligations pursuant to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall prohibit a Transfer of Covered Shares (A) by a Supporting Stockholder (i) in the form of a gift to a charitable organization for philanthropic purposes, (ii) to any parent, spouse or descendant of Supporting Stockholder or, where Supporting Stockholder is the trustee of a trust, any parent, spouse or descendant of any grantor of the trust or any beneficiary of the trust, (iii) to any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (ii) above and charitable organizations, (iv) to any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or entities named or described in (ii) and (iii) above, (v) as required under the terms of a governing trust instrument, including but not limited to, upon the death of Supporting Stockholder, the grantor of the trust, or another named individual, (vi) to an Affiliate of Supporting Stockholder so long as either (x) the transferee, prior to the time of Transfer agrees in a signed writing reasonably satisfactory to NV5 to be bound by and comply with the provisions of this Agreement or (y) as a condition to such Transfer, the transferee agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to NV5 prior to the consummation of such Transfer or (vii) enter into any swap, forward, loan or any other agreement, transaction or series of transactions with respect to any Covered Shares, so long as such arrangements do not impede, interfere with or delay the performance by Supporting Stockholder of its obligations under this Agreement, (B) occurring by will, testamentary document or intestate succession upon the death of a Supporting Stockholder who is an individual, (C) pursuant to community property Laws or divorce decree or (D) to be held in “street name” pursuant to a Rule 10b5-1 plan entered into after the date hereof so long as no trade under such plan occurs prior to the voting of Supporting Stockholder’s Covered Shares in accordance with Section 1 and Supporting Stockholder remains the beneficial owner of such Covered Shares, entitled to vote such Covered Shares or (E) to Acuren in such amounts as are necessary or for the withholding of Taxes with respect to the vesting of any equity-based awards that have been granted under any Acuren Equity Plan (each, a “Permitted Transfer”); provided, however, that any Permitted Transfer (other than pursuant to clauses (D) and (E)) shall be permitted if, and only if, as a precondition to such Transfer, the transferee also agrees in writing, in form and substance reasonably satisfactory to NV5, to assume all of the obligations of Supporting Stockholder under, and be bound by and subject to all of the terms and provisions of, this Agreement to the same effect as Supporting Stockholder in respect of Supporting Stockholder’s Covered Shares so Transferred; and provided further, that in no event shall any Permitted Transfer made pursuant to this Section 5(b) relieve any Supporting Stockholder of or from any of Supporting Stockholder’s obligations under this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 5(b) shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

(c) Supporting Stockholder agrees that any shares of Acuren Common Stock (or other Equity Securities convertible into or exchangeable or exercisable for Acuren Common Stock) that are purchased or otherwise acquired hereafter by Supporting Stockholder or with respect to which Supporting Stockholder otherwise acquires sole or shared voting and/or disposition power, in each case, prior to the Termination Date shall, without any notice or other action by any party hereto, become subject to the terms and conditions of this Agreement to the same extent as if they were owned by Supporting Stockholder as of the date hereof.

6. Representations and Warranties of NV5. NV5 hereby represents and warrants to Supporting Stockholder as follows:

(a) NV5 is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other entity power and authority and has taken all corporate or other entity action necessary to, execute, deliver and perform or comply with its obligations hereunder. This Agreement has been duly executed and delivered by NV5 and (assuming due authorization, execution and delivery by Supporting Stockholder) constitutes a valid and binding agreement of NV5, enforceable against NV5 in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(b) The execution, delivery and performance by NV5 of this Agreement will not (i) violate any provision of any Law applicable to NV5; (ii) violate any order, judgment or decree applicable to NV5 or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which NV5 or any of its Affiliates is a party or any term or condition of its Constituent Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on NV5’s ability to satisfy its obligations hereunder.

7. Further Assurances.

(a) The Supporting Stockholder agrees to execute and deliver such additional documents and take all such further action, in each case without further consideration, as may be reasonably necessary or reasonably requested by NV5 from time to time for evidencing any actions taken or effected, and any transactions consummated, as contemplated by and pursuant to this Agreement.

(b) The Supporting Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any Action or claim, derivative or otherwise, against Acuren, either Merger Sub, NV5, or their respective Affiliates, or any of their respective successors and assigns, relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

8. Disclosure. The Supporting Stockholder hereby authorizes NV5 to publish and disclose in any press release, public statement, announcement or disclosure, to the extent required by applicable Law or the rules of NYSE or Nasdaq, as applicable, Supporting Stockholder’s identity and ownership of Supporting Stockholder’s Covered Shares and the nature of Supporting Stockholder’s covenants, obligations and agreements under this Agreement; provided, that prior to any such publication or disclosure, to the extent not prohibited by applicable Law or the rules of NYSE or Nasdaq, as applicable, NV5 shall provide Supporting Stockholder a reasonable opportunity to review and comment upon any such announcement or disclosure, which comments will be reasonably considered by NV5.

9. Changes in Capital Stock. If, prior to the Termination Date, the outstanding shares of Acuren Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any Equity Securities into which or for which any or all of such shares may be converted, exchange or exercised or which are received in such transaction.

10. Amendment and Modification. This Agreement may be amended, changed and supplemented in any and all respects only by the written agreement of the parties hereto.

11. Extension; Waiver. At any time prior to the Termination Date, each party hereto may (a) extend the time for the performance of any obligation or other act of the other parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other parties or (c) waive compliance with any covenant or agreement hereunder of the other parties; provided, that any such extension or waiver shall be in an instrument in writing signed on behalf of such extending or waiving party. The failure of any party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when receipt is confirmed if by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party hereto may have specified by notice given to the other party under this provision):

(a) if to NV5 to:

NV5 Global, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021
Attention: Richard Tong, Esq.
Email: Richard.Tong@nv5.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Facsimile No: (212) 407-4990
Telephone No.: (212) 407-4000
Attention: Mitchell S. Nussbaum, Esq.
Email: mnussbaum@loeb.com

(b) if to the Supporting Stockholder, to such address indicated on Acuren’s records with respect to the applicable Supporting Stockholder or to such other address or addresses as Supporting Stockholder may from time to time designate in writing, with a copy (which shall not constitute notice) to:

Greenberg Traurig, PA
333 S.E. 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Alan I. Annex, Esq.
Email: Alan.Annex@gtlaw.com

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in NV5 any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to any Covered Shares shall remain vested in and belong to the applicable Supporting Stockholder, and NV5 shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Acuren or exercise any power or authority to direct any Supporting Stockholder in the voting or disposition of Supporting Stockholder’s Covered Shares, except as otherwise expressly provided herein or any other binding agreement between NV5 and the relevant Supporting Stockholder or Acuren, as applicable.

14. Entire Agreement. This Agreement, and the documents and instruments and other agreements among the parties hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties related to the subject matter hereof and thereof. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.

15. No Third-Party Beneficiaries. The Supporting Stockholder hereby agrees that Supporting Stockholder’s representations, warranties and covenants set forth herein are solely for the benefit of NV5 in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits, remedies or liabilities hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate to this Agreement or the negotiation, execution, performance or subject matter hereof (including any Action or cause of action based upon, arising out of, or related to any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, or as an inducement to enter into this Agreement) (a “Dispute”), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statutes of limitations, without giving effect to principles of conflicts of law that would result in the application of any law other than the Laws of the State of Delaware. For any Dispute, each party hereto (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all Disputes shall be heard and determined exclusively under the foregoing clause (a), (c) waives any objection to laying venue in any Dispute in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any party hereto and (e) agrees that service of process upon such party in any Dispute shall be effective if such process is given as a notice under Section 12. Each party hereto irrevocably waives to the fullest extent permitted by applicable law any and all right to trial by jury in any “Dispute” (as defined in this Agreement). Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 16.

17. Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding on, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

18. Non-Recourse. This Agreement may only be enforced against, and any Dispute may only be brought against, the Persons that are expressly identified as parties hereto, including Persons that become parties hereto after the date hereof or that agree in writing for the benefit of NV5 to be bound by the terms of this Agreement applicable to the Supporting Stockholder. Subject only to the specific contractual provisions hereof, no past, present or future Affiliate or Representative of any party hereto (as applicable) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any party hereunder for any such Dispute.

19. Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly acknowledged and agreed that (a) at any time prior to the Termination Date, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions hereof, without proof of damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.

20. Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

22. Construction. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof. The descriptive headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. When a reference is made herein to a Section, such reference shall be to a Section hereof unless otherwise indicated. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any Contract referred to herein (including the Constituent Documents of any Person) means such Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and any rules and regulations promulgated under such Law by a Governmental Authority. References to a Person are also to its successors and permitted assigns. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (a) the date that is the reference date in calculating such period shall be excluded and (b) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The parties hereto have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the party drafting such Contract or document. Each party hereto has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions hereof.

23. Capacity as a Supporting Stockholder. Notwithstanding anything herein to the contrary, Supporting Stockholder signs this Agreement solely in Supporting Stockholder’s capacity as an Acuren Stockholder, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions or inactions of any Affiliate, Representative, or designee of Supporting Stockholder or any of its Affiliates in his or her capacity (if applicable) as an officer, director or fiduciary of Acuren or any other Acuren Entities or any other Person. Nothing in this Agreement: (i) will limit or affect any actions taken or omitted by any Supporting Stockholder in Supporting Stockholder’s capacity as a director or officer of Acuren or any other Acuren Entities, including in exercising any rights as provided under and pursuant to the terms of the Merger Agreement, and no such action or omission by Supporting Stockholder shall be deemed a breach of this Agreement by Supporting Stockholder; or (ii) will be construed to prohibit, limit, or restrict any Supporting Stockholder from exercising Supporting Stockholder’s fiduciary duties as a director or officer to Acuren or any other Acuren Entities or any of its or their respective stockholders. Supporting Stockholder shall be not liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by NV5. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

24. Fees and Expenses. Except as set forth in Section 7.3(h) (Expenses and Other Payments) of the Merger Agreement, all costs and expenses incurred by each party hereto in connection with preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such expenses.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

NV5 GLOBAL, INC.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Executive Chairman

[Signature Page to Voting Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

Supporting Stockholder:

MARIPOSA ACQUISITION IX, LLC

/s/ Sir Martin E. Franklin
Name:	Sir Martin E. Franklin
Title:	Manager

[Signature Page to Voting Support Agreement]

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